UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GenVec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

March [•  ], 2011

Dear GenVec Stockholder:

We are pleased to enclose your Notice of Special Meeting and Proxy Statement for the Special Meeting of Stockholders of GenVec, Inc. (the “Company”) to be held on Tuesday, April 5, 2011 at 9:00 a.m. local time at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

At the Special Meeting, you will be asked to vote on an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and reduce the total number of authorized shares of our common stock.

In order to assure that a quorum is present at the meeting, we encourage you to promptly submit your vote by telephone or by mail according to the instructions on the enclosed proxy card, even though you may plan to attend in person. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke your proxy at any time prior to its being voted at the Special Meeting by submitting another later-dated proxy by telephone or mail or by delivering written notice of revocation to the Secretary of the Company. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Very truly yours,

Paul H. Fischer, Ph.D.
President and Chief Executive Officer

65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, APRIL 5, 2011

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 Special Meeting of Stockholders of GenVec, Inc. (the “Company”) will be held on Tuesday, April 5, 2011 at 9:00 a.m. local time at the Company’s executive offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 (the “Special Meeting”). The Special Meeting is called for the following purposes:

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock at a ratio of one-for-ten and reduce the total number of authorized shares of common stock of the Company to 30,000,000; and
•	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies for the foregoing proposal.

Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company set [•  ], 2011 as the Record Date for the Special Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements of the meeting. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Special Meeting.

Your attention is directed to the attached Proxy Statement.

By Order of the Board of Directors

Douglas J. Swirsky
Corporate Secretary
Gaithersburg, Maryland
March [•  ], 2011

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD OR BY SIGNING, DATING, AND RETURNING THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this Proxy Statement to stockholders of GenVec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 on Tuesday, April 5, 2011 at 9:00 a.m. local time and for any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about March [•  ], 2011.

At the Special Meeting, stockholders will be asked to: (i) authorize an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock at a ratio of one-for-ten and reduce the number of authorized shares of common stock of the Company to 30,000,000; and (ii) to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies for the foregoing proposal.

Your vote is important. Accordingly, whether or not you plan to attend the Special Meeting, we urge you to promptly submit your vote by telephone according to the instructions on the proxy card or by signing, dating, and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Special Meeting, thereby canceling any proxy previously given.

MEETING INFORMATION

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 5, 2011

This Proxy Statement is available at       .

Date, Time, and Place

The Special Meeting will be held on Tuesday, April 5, 2011, at 9:00 a.m. local time, at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Record Date, Voting Rights, and Quorum

Only stockholders of record of shares of the Company’s common stock at the close of business on [•  ], 2011 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting on all matters. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Special Meeting.

Each share of the Company’s common stock is entitled to one vote upon all matters to be acted upon at the Special Meeting. At the close of business on the Record Date, the Company had [•  ] shares of common stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting are considered present and count toward the quorum. Shares represented by “broker non-votes,” as described below, will be counted in determining whether there is a quorum present. If there are not sufficient votes for a quorum or to approve any proposal at the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Under rules applicable to brokers and dealers in securities, brokers holding shares of record for customers may not vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

The grant of authority to our Board to amend the Amended and Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of all outstanding shares of capital stock entitled to vote on the matter. For the purpose of determining whether the stockholders have approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, abstentions and broker non-votes will have the effect of a vote against the matter. The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies for the foregoing proposal, requires the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote. For the purpose of determining whether the stockholders have approved the adjournment of the Special Meeting, if necessary, abstentions are considered shares entitled to vote on the matter and will have the effect of a vote against the matter. However, for the purposes of determining whether the stockholders have approved the adjournment of the Special Meeting, if necessary, broker non-votes will not be treated as votes for or against the proposal.

We know of no additional matters that will be presented for consideration at the Special Meeting. Return of a valid proxy, however, confers on the designated proxy holders’ discretionary authority (other than with respect to broker non-votes) to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of elections designated by the Board of Directors.

Voting and Revocation of Proxies

All outstanding shares of the Company’s common stock represented by valid and unrevoked proxies received in time for the Special Meeting will be voted. A stockholder may, with respect to each matter specified in the notice of the meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter or (iii) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy (other than with respect of broker non-votes), the shares will be voted “FOR” the grant of authority to the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split and reduce the number of authorized shares of the Company’s common stock and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies for the foregoing proposal.

Any proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Special Meeting.

Expenses and Solicitation of Proxies

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, we, through our agents, directors, officers, and regular employees, may also solicit proxies personally, by telephone or by the Internet. We also will request persons, firms, and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. We have engaged Eagle Rock Proxy Advisors LLC to assist us with the solicitation of proxies, and we expect to pay $12,500 for their services plus out-of-pocket expenses incurred during the course of their work.

PROPOSAL 1

TO AUTHORIZE THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING COMMON STOCK AT A RATIO OF ONE-FOR-TEN AND REDUCE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY TO 30,000,000

General

We are asking our stockholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation in the form set forth in Annex A to this Proxy Statement (the “Reverse Split Amendment”) providing for a reverse stock split of the Company’s outstanding common stock (the “reverse stock split” or “reverse split”) and a reduction in the total number of shares of the Company’s common stock. The Board of Directors reserves the authority to decide, in its discretion, to abandon or delay the reverse stock split after such approval and before the effectiveness of the reverse stock split. If the Board of Directors fails to implement the reverse stock split within one year of the Special Meeting, stockholder approval would again be required prior to implementing any subsequent reverse stock split.

On January 19, 2011, the Board of Directors adopted resolutions declaring advisable and approving the Reverse Split Amendment providing for a one-for-ten reverse stock split and a reduction in the total number of shares of the Company’s common stock, subject to stockholder approval, and authorizing any other action that the Board of Directors may deem necessary to implement the reverse stock split, without further approval or authorization of stockholders, within one year of the Special Meeting. Approval of Proposal No. 1 requires the affirmative vote of the holders of shares of common stock representing a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.

A vote “FOR” Proposal No. 1 will constitute your approval of the Reverse Split Amendment and the authorization to effect a reverse stock split at a ratio of one-for-ten and reduce the total number of authorized shares of common stock to 30,000,000.

Purpose of the Reverse Stock Split

The Board of Director’s primary objective in proposing the reverse stock split is to raise the per share trading price of the common stock. In particular, this will help the Company to maintain the listing of the common stock on the NASDAQ Capital Market. The NASDAQ Capital Market listing standards generally require a per share bid price in excess of $1.00.

On May 12, 2010, the Company received a notice from the NASDAQ Stock Market stating that the minimum bid price of the common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5450. The notification letter stated that we would be afforded 180 calendar days, or until November 8, 2010, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the common stock would have had to meet or exceed $1.00 per share for at least ten consecutive business days during the 180 calendar day grace period. In order to obtain additional time to seek to regain compliance with the minimum bid price requirement, on November 1, 2010 we applied to transfer the common stock to the NASDAQ Capital Market, and such transfer was declared effective as of November 8, 2010. On November 9, 2010, NASDAQ notified the Company that it would have an additional 180 days, or until May 9, 2011, to regain compliance with the minimum bid price rule while listed on the NASDAQ Capital Market. NASDAQ may, in its discretion, require the common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If the Company does not regain compliance with the minimum bid price requirement by May 9, 2011, NASDAQ will provide written notification to the Company that the common stock will be delisted. At that time, we may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel.

We believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard related to bid price in the future to the extent that our common stock price would not otherwise meet that standard. The Board of Directors believes that the liquidity and marketability of the common stock will be adversely affected if it is not quoted on a national securities exchange, as in such event, investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company’s common stock. The Board of Directors believes that current and prospective investors will view an investment in the Company more favorably if the common stock remains listed on the NASDAQ Capital Market. It is also believed that increasing the market price of the Company’s common stock will make it more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and the stockholders’ best interests.

We believe, as briefly noted above, that effecting the reverse stock split may improve the perception of the Company’s common stock as an investment and enable the Company to appeal to a broader range of investors. The Company believes that a number of institutional investors are unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. The Company also believes that many brokerage firms are reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company’s common stock can result in stockholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company’s common stock were priced substantially higher. This may limit the willingness of investors to purchase the Company’s common stock. By effecting a reverse stock split, the Company believes it may be able to raise the trading price of its common stock to a level at which its common stock could be viewed more favorably by potential investors. If the reverse stock split results in an increased trading price and increased investor interest, the Board of Directors believes that stockholders may benefit from improved trading liquidity of the Company’s common stock.

Effect of the Reverse Stock Split

If approved by stockholders and implemented, as of the effective time of the Reverse Split Amendment, each issued and outstanding share of the Company’s common stock would immediately and automatically be reclassified and reduced into one-tenth of a share of the Company’s common stock.

Except to the extent that the reverse stock split would result in any stockholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any stockholder’s percentage ownership interest in the Company;
•	affect any stockholder’s proportionate voting power;
•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder holds fewer than ten shares of the Company’s common stock, in which case such stockholder would receive cash for all of his or her common stock held before the reverse stock split and would cease to be a Company stockholder following the reverse stock split; or
•	alter the relative rights of common stockholders, warrant holders or holders of equity compensation plan awards.

The principal effects of the reverse stock split are:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of 10;
•	the per share exercise price will be increased by a factor of 10, and the number of shares issuable upon exercise shall be decreased by the same factor, for all outstanding options, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of the Company’s common stock; and
•	the number of shares authorized and reserved for issuance under the Company’s existing equity compensation plans will be reduced proportionately.

If the reverse split is implemented, the number of authorized shares of common stock, as designated by the Company’s Amended and Restated Certificate of Incorporation, will be reduced from 200,000,000 to 30,000,000. Therefore, the proportion of shares of common stock owned by current stockholders relative to the number of shares authorized for issuance will decrease because the Reverse Spit Amendment will reduce the number of authorized shares only to 30,000,000, which is less than a tenfold reduction.

The authorized but unissued shares of common stock that would be available for issuance if the Reverse Split Amendment is effected may be used from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of these shares would provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from the shares that would be authorized but unissued following a reverse stock split.

The Company’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements thereof. Following the effective time of the reverse stock split, the Company will continue to be subject to these periodic reporting and other requirements.

Fractional Shares

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, the Company’s transfer agent will aggregate all fractional shares collectively held by the Company’s stockholders into whole shares and arrange for them to be sold on the open market. Stockholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives his or her cash payment. The proceeds will be subject to certain taxes as discussed below.

Stockholders holding fewer than ten shares of the Company’s common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of common stock as of the effective time of the Reverse Split Amendment.

Effective Time and Implementation of the Reverse Stock Split

The effective time (the “Effective Time”) for the reverse stock split will be the date on which the Company files the Reverse Split Amendment with the office of the Secretary of State of the State of Delaware or such later date and time as specified in the Reverse Split Amendment, provided that the effective date must be within one year of the Special Meeting.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, the Company intends to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. Stockholders who hold shares of common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse stock split common stock or payment in lieu of any fractional share interest, if applicable.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled to as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “—Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Company’s common stock. The Company’s capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal No. 1, you should consider the following risks associated with the implementation of the reverse stock split:

•	Effecting the reverse stock split may not attract institutional or other potential investors, or result in a sustained market price that is high enough to overcome the investor policies and practices, and other issues relating to investing in lower priced stock described in “Purpose of the Reverse Stock Split” above.
•	The price per share of the Company’s common stock after the reverse stock split may not reflect the reverse stock split and the price per share following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of the Company’s common stock on February 9, 2011 of $0.559 per share, if the one-for-ten reverse stock split was implemented, there can be no assurance that the post-split trading price of the Company’s common stock would be $5.59, or even that it would remain above the pre-split trading price. In many cases, the market price of a company’s shares declines after a reverse stock split. Accordingly, the total market capitalization of the Company’s common stock following a reverse stock split may be lower than before the reverse stock split.
•	The trading liquidity of the Company’s common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.
•	If a reverse stock split is implemented by the Board of Directors, some stockholders may consequently own fewer than 100 shares of the Company’s common stock. A purchase or sale of fewer than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares following the reverse stock split may be required to pay higher transaction costs if they should then determine to sell their shares of the Company’s common stock.

Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the proposed reverse stock split to individual stockholders is set forth below. It is based upon present federal income tax law, which is subject to change, possibly with retroactive effect. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. This summary only addresses the federal income tax consequences to individual stockholders, and does not address any estate and gift, non-U.S., U.S. state or local tax consequences to any particular stockholder or the tax consequences to stockholders in special tax situations.

Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local and foreign income tax laws.

1.	The Company believes that the reverse stock split will be a tax-free recapitalization. Accordingly, except with respect to any cash received in lieu of fractional shares, a stockholder will not recognize any gain or loss as a result of the receipt of the post-reverse split common stock pursuant to the reverse stock split.
2.	The shares of post-reverse split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-reverse split common stock held by that stockholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares which the stockholder is treated as having sold for cash, as discussed in paragraph 4 below.
3.	A stockholder’s holding period for the post-reverse split common stock will include the holding period of the pre-reverse split common stock exchanged.
4.	Stockholders who receive cash for all of their holdings (as a result of owning fewer than ten shares) and who are not related to any person or entity that holds common stock immediately after the reverse stock split, will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and their basis in the pre-reverse split common stock. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset (generally, property held for investment), and such capital gain or loss will be a long-term gain or loss to the extent that the stockholder’s holding period exceeds 12 months. Although the tax consequences to other stockholders who receive cash for fractional shares are not entirely certain, these stockholders likely will be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split common stock allocated to the fractional shares. It is possible that such stockholders will be treated as receiving dividend income to the extent of their ratable share of our current and accumulated earnings and profits (if any) and then a tax-free return of capital to the extent of their aggregate adjusted tax basis in our shares, with any remaining amount being treated as capital gain. Stockholders who continue to hold our common stock immediately after the reverse stock split and who do not receive any cash for their holdings should not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split.
5.	Unless certain exceptions apply, stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding at a rate of 28%. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against such stockholder’s U.S. federal income tax liability.

Board Discretion to Implement the Reverse Stock Split

If Proposal No. 1 is approved by stockholders, the Board of Directors reserves the authority to decide, in its discretion, to abandon or delay the reverse stock split after such approval and before the effectiveness of the reverse stock split. The Board’s determination as to whether to proceed with the reverse stock split or abandon or delay the reverse stock split will be in its discretion, taking into account various factors, including the Company’s compliance with the NASDAQ Capital Market listing requirements, existing and expected marketability and liquidity of the Company’s common stock, prevailing stock market conditions, business developments affecting the Company, actual or forecasted results of operations and the likely effect on the market price of the Company’s common stock.

If the Board of Directors determines to implement the reverse stock split, the Company intends to issue a press release announcing the record date and the effective date of the reverse stock split and reduction in the number of authorized shares of common stock before it files the Reverse Split Amendment with the Secretary of State of the State of Delaware. If the Board does not implement a reverse stock split within one year of the Special Meeting, the authorization granted by stockholders pursuant to this Proposal No. 1 would be deemed abandoned and without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems it to be advisable.

Required Vote

The affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on this proposal is required to authorize the amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the common stock at an exchange ratio of one-for-ten and reduce the total number of authorized shares of the Company’s common stock to 30,000,000.

Recommendation

The Board unanimously recommends a vote “FOR” the authorization of the amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the common stock at an exchange ratio of one-for-ten and reduce the number of authorized shares of the Company’s common stock to 30,000,000.

PROPOSAL 2

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

Adjournment

If it becomes necessary to postpone the Special Meeting in order to obtain additional votes necessary to approve the proposed amendment to effect a reverse stock split, a motion may be made to adjourn the Special Meeting to a later time to permit further solicitation of proxies. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting.

Required Vote

Approval of such an adjournment requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Special Meeting.

Recommendation

The Board unanimously recommends a vote “FOR” the approval to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposed amendment to effect a reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of January 31, 2011 (unless otherwise specified), regarding the beneficial ownership of the Company’s Common Stock by (i) each named executive officer (as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended) of the Company (ii) each director of the Company and (iii) all current directors and executive officers as a group. As of January 31, 2011, there were no persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 31, 2011 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on [•  ] shares of Common Stock outstanding on January 31, 2011. Unless otherwise specified, the address for each director or executive officer is care of the Company at its principal office.

Name of Beneficial Owner(1)	Total Number of Shares Beneficially Owned	% of Class Owned
Directors and Named Executive Officers:
Paul H. Fischer, Ph.D.	1,614,128	[• ]%
Wayne T. Hockmeyer, Ph.D.	170,500	*
Zola P. Horovitz, Ph.D.	198,302	*
William N. Kelley, M.D.	152,500	*
Joshua Ruch(2)	3,621,450	[• ]%
Marc R. Schneebaum	72,500	*
Kevin M. Rooney	60,000	*
Douglas J. Swirsky	634,370	*
Bryan T. Butman, Ph.D.	573,016	*
[ ]	[• ]	[• ]%
[ ]	[• ]	[• ]%
All directors and executive officers as a group ([• ] persons)	[• ]	[• ]%

*	Represents ownership that does not exceed 1% of the outstanding shares of the Company’s Common Stock.
(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2011 in the following amounts: Paul H. Fischer, 1,349,991 shares; Wayne T. Hockmeyer, 140,500 shares; Zola P. Horovitz, 170,717 shares; William N. Kelley, 147,500 shares; Joshua Ruch, 136,967 shares; Marc R. Schneebaum, 67,500 shares; Kevin M. Rooney, 52,500 shares; Douglas J. Swirsky, 614,370 shares; Bryan T. Butman, 559,161 shares; and directors and officers as a group ([• ] people) [• ] shares. Beneficial ownership for executive officers does not reflect restricted stock units that have been granted but have not vested.
(2)	Pursuant to a Schedule 13D filed by Joshua Ruch with the SEC on September 5, 2007:
(a)	Mr. Ruch has sole voting and dispositive power over 1,751,008 shares, including shares held by Rho Investment Partners “H”, L.P. Mr. Ruch is the sole stockholder of Atlas Capital Corp., which is the general partner of Rho Management Partners, L.P., which is the general partner of Rho Investment Partners “H”, L.P.
(b)	Mr. Ruch has shared voting and dispositive power over 1,733,475 shares, including shares for which Rho Capital Partners, Inc. has voting and dispositive power for its investment advisory clients. Mr. Ruch is chief executive officer and a managing partner of Rho Capital Partners, Inc. Mr. Ruch disclaims beneficial ownership, except to the extent of his pecuniary interest therein, in any shares held by Rho Investment Partners “H”, L.P. and by Rho Capital Partners, Inc. or its affiliates. The address for the above entities is 152 West 57th Street, 23rd Floor, New York, NY 10019.

STOCKHOLDER PROPOSALS

The Annual Meeting of Stockholders for the year ending December 31, 2010 is expected to be held on June 15, 2011 (the “Next Annual Meeting”). In accordance with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, all proposals intended to be presented at the Next Annual Meeting must have been received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than January 5, 2011, to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.

Stockholder proposals to be voted upon at annual meetings of the stockholders, pursuant to the Company’s Amended and Restated Bylaws, must have been delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of the Company’s proxy materials for the preceding annual meeting of stockholders.

OTHER MATTERS

The Board of Directors does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Special Meeting. If any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

DIRECTIONS TO ANNUAL MEETING

From I-495 (Capital Beltway)

•	Take I-270 North to Clopper Road (Exit 10). Turn right at light
•	At fifth traffic light, make a right onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is second building on right — 65 West Watkins Mill Road

From Frederick, MD

•	Take I-270 South to Quince Orchard Road/Montgomery Village Avenue (Exit 11B)
•	Turn right at first traffic light onto Firstfield Road
•	At first traffic light, make a right onto Clopper Road
•	Turn right at second traffic light onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is second building on right — 65 West Watkins Mill Road

By Order of the Board of Directors,

Douglas J. Swirsky
Senior Vice President, Chief Financial Officer,
Treasurer & Corporate Secretary

ANNEX A

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENVEC, INC.

Under Section 242 of the General Corporation
Law of the State of Delaware

GENVEC, INC., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.  The amendment set forth below to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) was duly adopted in accordance with Section 242 of the Delaware General Corporation Law, and was approved by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the special meeting of stockholders of the Corporation held on _________________.

2.  Article IV of the Certificate is amended by deleting Section 4.1 and replacing it with the following:

“Section 4.1. TOTAL NUMBER OF SHARES OF CAPITAL STOCK. The Corporation shall have the authority, after giving effect to the Reverse Stock Split (as defined below), to issue 30,000,000 shares designated as Common Stock, par value $0.001 per share (the “Common Stock”) and 5,000,000 shares designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each ten shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ten shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

Annex A-1